Exhibit 99.1

Press Release
Shire reports full year 2016 results with record revenue; positioned for continued strong growth driven by best-in-class rare disease pipeline

Key growth contributions from all therapeutic areas
Baxalta integration progressing ahead of schedule; Shire now the world leader in rare diseases

February 16, 2017 – Shire plc (Shire) (LSE: SHP, NASDAQ: SHPG) announces unaudited results for the year ended December 31, 2016.

Financial Highlights	Full Year 2016(1)	Growth(1)	Non GAAP CER(1)(2)
Product sales	$10,886 million	+78%	+79%
Product sales excluding legacy Baxalta	$6,998 million	+15%	+15%
Total revenues	$11,397 million	+78%	+78%

Operating income from continuing operations	$963 million	(32%)
Non GAAP operating income(2)	$4,417 million	+59%	+57%

Net income margin(3)(4)	3%	(17ppc)
Non GAAP EBITDA margin(2)(4)	39%	(4ppc)

Net income	$327 million	(75%)
Non GAAP net income(2)	$3,391 million	+47%

Diluted earnings per ADS(5)	$1.27	(81%)
Non GAAP diluted earnings per ADS(2)(5)	$13.10	+12%	+11%

Net cash provided by operating activities	$2,659 million	+14%
Non GAAP cash generation(2)	$3,464 million	+43%
Non GAAP free cash flow(2)	$2,103 million	(5%)
(1) Results include Baxalta Inc. (Baxalta) (acquired on June 3, 2016) and Dyax Corp. (Dyax) (acquired on January 22, 2016), unless otherwise noted. Percentages compare to equivalent 2015 period. (2) The Non GAAP financial measures included within this release are explained on pages 28 – 29, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 22 – 24. (3) US GAAP net income as a percentage of total revenues. (4) Percentage point change (ppc). (5) Diluted weighted average number of ordinary shares 776.2m.

Financial Highlights

•	Delivered product sales growth of 78% to $10.9 billion, driven by record legacy Shire product sales and inclusion of legacy Baxalta sales since June 2016.

•	Achieved combined pro forma sales growth of 11% (12% at Non GAAP CER); 15% sales growth (15% at Non GAAP CER) for legacy Shire and 6% pro forma sales growth (8% at Non GAAP CER) for legacy Baxalta.

•	Generated Non GAAP diluted earnings per ADS of $13.10 (11% Non GAAP CER growth), at top end of financial guidance.

•	Delivered strong Non GAAP cash generation in Q4 2016 enabling a $0.9 billion reduction in Non GAAP net debt.

Product and Pipeline Highlights

•	Expanded commercial portfolio with 4 new product launches: XIIDRA, ONIVYDE, VONVENDI and CUVITRU.

•	Delivered strong performance for XIIDRA in dry eye disease, capturing 19% U.S. market share within four months since launch.

•	Progressed pipeline of innovative, novel therapies with approximately 20 programs in Phase 3 or registration.

•
Received Prescription Drug User Fee Act (PDUFA) date of June 20, 2017 for SHP465 in Attention Deficit Hyperactivity Disorder (ADHD); completed enrollment for SHP643 in prophylaxis of Hereditary Angioedema (HAE) with results expected in the first half of 2017.

Integration Highlights

•	Completed Dyax integration.

•	Progressed Baxalta integration with operating expense synergy initiatives ahead of schedule and legacy Baxalta products transitioning quickly onto Shire’s commercial platform.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Flemming Ornskov, M.D., M.P.H., Shire Chief Executive Officer, commented:

“2016 was a transformational year for Shire as we became the world leader in rare diseases. Our innovative portfolio and sharp focus on commercial excellence enabled us to generate double digit pro forma top-line growth, with reported sales of $10.9 billion, while materially advancing the pipeline, successfully integrating Dyax and progressing the Baxalta integration ahead of schedule.

“In August we launched XIIDRA in the U.S. with an exceptional new drug launch, demonstrating our strength in commercial excellence and capturing 19% of market share within four months. This marks an outstanding entry into ophthalmics and we aim to further build a leadership position in this therapeutic area.

“With multiple product launches planned in 2017, we remain focused on execution and expect to generate strong top- and bottom-line growth. Our pipeline has never been stronger with multiple programs in Phase 3 or registration. We remain extremely optimistic about Shire’s long-term growth prospects.”

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FINANCIAL SUMMARY - FULL YEAR 2016 COMPARED TO FULL YEAR 2015

Revenues

•	Product sales increased 78% (79% at Non GAAP CER) to $10,886 million (2015: $6,100 million), primarily due to including $3,887 million of legacy Baxalta sales.

•
Product sales excluding legacy Baxalta increased 15% (15% at Non GAAP CER) with all legacy Shire franchises exhibiting double digit growth, with Genetic Diseases up 12%, Neuroscience up 13% and Internal Medicine up 17%. In addition, we launched XIIDRA in August 2016 and our Ophthalmology franchise contributed sales of $54 million.

•	Royalties and other revenues increased 61% to $511 million, as the second half of 2016 benefited from additional revenue acquired with Baxalta, primarily related to contract manufacturing activities.

Operating results

•
Operating income decreased 32% to $963 million (2015: $1,420 million), primarily due to the impact of acquisition accounting, including higher amortization of inventory fair value adjustments and acquired intangible assets, combined with higher integration and acquisition costs, partially offset by lower impairment charges related to research and development (R&D) programs.

•	Non GAAP operating income increased 59% to $4,417 million (2015: $2,786 million), primarily due to including Baxalta's operating income and higher revenue from legacy Shire products.

•	Non GAAP EBITDA margin decreased to 39% (2015: 43%). The decrease was primarily due to the impact of lower margin product franchises acquired with Baxalta and XIIDRA launch and promotional costs.

Earnings per share (EPS)

•
Diluted earnings per American Depositary Shares (ADS) decreased 81% to $1.27 (2015: $6.59). The decrease was primarily due to lower operating income resulting from the impact of acquisition accounting and higher integration and acquisition costs, combined with the impact of additional shares issued as consideration for the Baxalta transaction.

•
Non GAAP diluted earnings per ADS increased 12% to $13.10 (2015: $11.68), as higher Non GAAP operating income more than offset the impact of additional shares issued as consideration for the Baxalta transaction.

Cash flows

•
Net cash provided by operating activities increased 14% to $2,659 million (2015: $2,337 million), primarily due to strong cash receipts from higher sales, partially offset by higher tax and interest payments, costs related to the Baxalta integration and a payment associated with the termination of a biosimilar collaboration acquired with Baxalta.

•
Non GAAP cash generation, increased 43% to $3,464 million (2015: $2,422 million), primarily due to strong cash receipts from higher sales, partially offset by costs related to the Baxalta integration and a payment associated with the termination of a biosimilar collaboration acquired with Baxalta.

•
Non GAAP free cash flow, decreased 5% to $2,103 million (2015: $2,222 million), despite the strong increase in net cash provided by operating activities noted above, as continued investment in manufacturing operations resulted in an increase in capital expenditures of $531 million.

Debt

•
Non GAAP net debt at December 31, 2016 was $22,439 million (December 31, 2015: $1,459 million), representing aggregate long and short term borrowings of $22,614 million, and other debt, primarily capital leases, of $354 million, partially offset by cash and cash equivalents of $529 million. The increase in net debt is primarily due to debt used to fund the acquisitions of Baxalta and Dyax and borrowings assumed from Baxalta.

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OUTLOOK

We expect 2017 to be another strong year for Shire, building on our excellent financial performance in 2016.

In addition to the guidance in the table below, we are providing depreciation and capital expenditure 2017 guidance following the Baxalta acquisition on June 3, 2016. We expect depreciation expense to be $400 - $450 million and capital expenditure to be approximately $1 billion in 2017 reflecting our larger footprint and important investments to support our growth aspirations.

The Non GAAP diluted earnings per ADS forecast assumes a weighted average number of 914 million fully diluted ordinary shares outstanding for 2017.

Our US GAAP diluted earnings per ADS outlook reflects anticipated amortization, integration and reorganization costs.

Full Year 2017	US GAAP Outlook	Non GAAP Outlook(1)
Total product sales	$14.5 - $14.8 billion	$14.5 - $14.8 billion
Royalties & other revenues	$600 - $700 million	$600 - $700 million
Gross margin as a percentage of total revenue	67.0% - 69.0%	74.5% - 76.5%
Combined R&D and SG&A	$5.2 - $5.5 billion	$5.0 - $5.3 billion
Net interest/other	$500 - $600 million	$500 - $600 million
Effective tax rate	~11%	16% - 17%
Diluted earnings per ADS(2)	$6.95 - $7.55	$14.60 - $15.20

(1) For a list of items excluded from Non GAAP Outlook, refer to pages 28 - 29 of this release.
(2) See page 24 for a reconciliation between US GAAP diluted earnings per ADS and Non GAAP diluted earnings per ADS.

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FINANCIAL SUMMARY - FOURTH QUARTER 2016 COMPARED TO FOURTH QUARTER 2015

Financial Highlights	Q4 2016	Growth	Non GAAP CER
Product sales	$3,621 million	+123%	+124%
Product sales excluding legacy Baxalta	$1,839 million	+13%	+14%
Total revenues	$3,806 million	+122%	+122%

Operating income from continuing operations	$729 million	+104%
Non GAAP operating income	$1,395 million	+83%	+79%

Net income margin	12%	(4ppc)
Non GAAP EBITDA margin	38%	(5ppc)

Net income	$457 million	+63%
Non GAAP net income	$1,025 million	+74%

Diluted earnings per ADS	$1.51	+6%
Non GAAP diluted earnings per ADS	$3.37	+13%	+11%

Net cash provided by operating activities	$1,153 million	+51%
Non GAAP cash generation	$1,289 million	+58%
Non GAAP free cash flow	$906 million	+28%

Revenues

•	Product sales increased 123% (124% at Non GAAP CER) to $3,621 million (Q4 2015: $1,624 million), primarily due to including $1,782 million of legacy Baxalta sales.

•
Product sales excluding legacy Baxalta, increased 13% (14% at Non GAAP CER) with strong growth from our Genetic Diseases and Internal Medicine franchises, each up 17%. In addition, our Ophthalmology franchise contributed sales of $40 million.

•	Royalties and other revenues increased 101% to $185 million, primarily due to including $41 million of contract manufacturing revenue acquired with Baxalta.

Operating results

•
Operating income increased 104% to $729 million (Q4 2015: $357 million), primarily due to including Baxalta's operating income, higher revenue from legacy Shire products and lower R&D program impairment charges, partially offset by higher amortization of acquired intangible assets and XIIDRA promotional costs.

•
Non GAAP operating income increased 83% to $1,395 million (Q4 2015: $764 million), primarily due to including Baxalta's operating income and higher revenue from legacy Shire products, partially offset by XIIDRA promotional costs.

•	Non GAAP EBITDA margin decreased to 38% (Q4 2015: 43%). The decrease was primarily due to the impact of lower margin product franchises acquired with Baxalta and XIIDRA promotional costs.

Earnings per share (EPS)

•
Diluted earnings per ADS increased 6% to $1.51 (Q4 2015: $1.42), as higher US GAAP operating income more than offset the impact of additional shares issued as consideration for the Baxalta transaction.

•
Non GAAP diluted earnings per ADS increased 13% to $3.37 (Q4 2015: $2.97), as higher Non GAAP operating income more than offset the impact of additional shares issued as consideration for the Baxalta transaction.

Cash flows

•
Net cash provided by operating activities increased 51% to $1,153 million (Q4 2015: $762 million), primarily due to strong cash receipts from higher sales, partially offset by costs related to the Baxalta integration and higher tax and interest payments.

•
Non GAAP cash generation, increased 58% to $1,289 million (Q4 2015: $813 million), primarily due to strong cash receipts from higher sales, partially offset by costs related to the Baxalta integration.

•
Non GAAP free cash flow, increased 28% to $906 million (Q4 2015: $709 million), primarily due to the increase in net cash provided by operating activities, partially offset by an increase in capital expenditures of $194 million.

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RECENT DEVELOPMENTS

Products

ADYNOVATE for the treatment of hemophilia A

•
On December 27, 2016, Shire announced that the U.S. Food and Drug Administration (FDA) approved ADYNOVATE [Antihemophilic Factor (Recombinant), PEGylated], an extended circulating half-life recombinant Factor VIII (rFVIII) treatment for hemophilia A, in pediatric patients under 12 years of age.

•	The FDA also approved ADYNOVATE for use in surgical settings for both adult and pediatric patients.

CUVITRU for the treatment of primary immunodeficiency disorders

•
On November 16, 2016, Shire announced the U.S. launch of CUVITRU [Immune Globulin Subcutaneous (Human), 20% Solution] to treat adult and pediatric patients (two years of age and older) with primary immunodeficiency.

•	Global expansion is ongoing. CUVITRU was launched in Switzerland in January 2017. Shire expects to initiate further launches and additional global regulatory submissions for CUVITRU in 2017.

ONIVYDE for the treatment of pancreatic cancer

•
ONIVYDE was launched in Germany and Austria during Q4 2016. This follows the October 18, 2016 announcement that the European Commission had approved ONIVYDE (pegylated liposomal irinotecan hydrochloride trihydrate) for the treatment of metastatic adenocarcinoma of the pancreas, in combination with 5-fluorouracil (5-FU) and leucovorin (LV), in adult patients who have progressed following gemcitabine-based therapy. Additional launches are planned in 2017.

Pipeline

SHP465 for the treatment of ADHD

•
On January 19, 2017, Shire announced that the FDA has acknowledged receipt of the Class 2 resubmission of a New Drug Application (NDA) for SHP465, for the treatment of ADHD. The FDA is expected to provide a decision on or around June 20, 2017.

NATPAR for the treatment of hypoparathyroidism

•
The CE Mark for the NATPAR auto-injector device was granted and submitted to the Committee for Medicinal Products for Human Use in January 2017. This completes the European Union (EU) submission. A decision on EU approval is anticipated in Q2 2017.

VONVENDI for the treatment of adults affected by von Willebrand disease (VWD)

•
On December 2, 2016, Shire announced positive topline results from a Phase 3 clinical trial of VONVENDI [von Willebrand factor (Recombinant)] to treat bleeds in elective surgical settings for adults with severe VWD. The results will form the basis of a supplemental NDA to the FDA.

Legal Proceedings

DERMAGRAFT

•
Shire entered into a final settlement agreement with the Department of Justice, announced in January 2017, in the amount of $350 million, plus interest. Shire paid $345.5 million of the settlement amount in January 2017 and anticipates the remaining payment will be made in Q2 2017. The agreement resolves the civil investigations conducted by the Department of Justice, including multiple U.S. Attorney’s Offices and relevant federal and state agencies. Shire established a reserve for the expected settlement, $340 million in Q2 2016 and an additional $10 million in Q3 2016.

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VANCOCIN

•
On February 7, 2016, the U.S. Federal Trade Commission filed a Complaint against Shire alleging that ViroPharma Incorporated (ViroPharma) engaged in conduct in violation of U.S. antitrust laws arising from a citizen petition ViroPharma filed in 2006 related to Food & Drug Administration’s policy for evaluating bioequivalence for generic versions of VANCOCIN. The Complaint seeks equitable relief, including an injunction and disgorgement. At this time, Shire is unable to predict the outcome or duration of this case.

Facilities

•	On December 6, 2016, Shire received planning permission for its new state-of-the-art biologics manufacturing facility in Piercetown, County Meath, Ireland.

•
On November 22, 2016, Shire announced that it will expand its operations in Cambridge, Massachusetts, establishing a rare disease innovation hub and increasing its footprint in the heart of Kendall Square. Shire and BioMed Realty signed a lease at 500 Kendall Street. Shire anticipates occupancy in Q1 2019.

Board Changes

On January 3, 2017, Shire announced the appointment of Ian Clark to the Board of Directors.

Dividend

In respect of the six months ended December 31, 2016, the Board resolved to pay an interim dividend of 25.70 U.S. cents per Ordinary Share (2015: 22.16 U.S. cents per Ordinary Share).

Dividend payments will be made in Pounds Sterling to holders of Ordinary Shares and in U.S. Dollars to holders of ADSs. A dividend of 20.64(1) pence per Ordinary Share (2015: 15.32 pence) and 77.10 U.S. cents per ADS (2015: 66.48 U.S. cents) will be paid on April 25, 2017 to shareholders on the register as at the close of business on March 10, 2017.

Together with the first interim payment of 4.63 U.S. cents per Ordinary Share (2015: 4.21 U.S. cents per Ordinary Share), this represents total dividends for 2016 of 30.33 U.S. cents per Ordinary Share (2015: 26.37 U.S. cents per Ordinary Share), an increase of 15% in U.S. Dollar terms.

Holders of Ordinary Shares are notified that, in order to receive UK sourced dividends via Shire’s Income Access Share arrangements (“IAS Arrangements”), they need to have submitted a valid IAS Arrangements election form to the Company’s Registrar, Equiniti, by no later than 5pm (BST) on March 24, 2017. Holders of Ordinary Shares are advised that:

•
any previous elections made using versions of the IAS Arrangements election form in use prior to February 16, 2016, and any elections deemed to have been made prior to April 28, 2016, are no longer valid; and

•
if they do not elect, or have not elected using the newly formatted IAS Arrangements election forms published on or after February 16, 2016, to receive UK sourced dividends via Shire’s IAS Arrangements, their dividends will be Irish sourced and therefore incur Irish dividend withholding tax, subject to applicable exemptions.

Internet links to the newly formatted IAS Arrangements election forms can be found at:
http://investors.shire.com/shareholder-information/shareholder-forms.aspx

(1) Translated using a GBP:USD exchange rate of 1.24505.

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ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874

Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

Dial in details for the live conference call for investors at 14:00 GMT / 9:00 EDT on February 16, 2017:

UK dial in:	0808 237 0030 or 020 3139 4830
US dial in:	1 866 928 7517 or 1 718 873 9077
International Access Numbers:	Click here
Password/Conf ID:	17162212#
Live Webcast:	Click here

The quarterly earnings presentation will be available today at 13:00 GMT / 8:00 EDT on:

- Shire.com Investors section

- Shire's IR Briefcase in the iTunes Store

8

OVERVIEW OF FULL YEAR 2016 FINANCIAL RESULTS COMPARED TO FULL YEAR 2015

1.	Product Sales

Product sales increased 78% to $10,886 million (2015: $6,100 million), primarily due to including legacy Baxalta sales since June 2016. Excluding legacy Baxalta, product sales increased 15% (15% at Non GAAP CER).

(in millions)				Total Sales Year on year growth
Product sales by franchise	U.S. Sales	International Sales	Total Sales	Reported	Non GAAP CER

CINRYZE	$638.6	$41.6	$680.2	+10%	+10%
ELAPRASE	150.7	438.3	589.0	+7%	+9%
FIRAZYR	510.9	67.6	578.5	+30%	+30%
REPLAGAL	—	452.4	452.4	+3%	+4%
VPRIV	155.3	190.4	345.7	+1%	+2%
KALBITOR	52.2	—	52.2	N/A	N/A
Genetic Diseases	1,507.7	1,190.3	2,698.0	+12%	+14%

VYVANSE	1,827.3	186.6	2,013.9	+17%	+17%
ADDERALL XR	342.2	21.6	363.8	+0%	+1%
Other Neuroscience	32.5	80.3	112.8	-2%	+1%
Neuroscience	2,202.0	288.5	2,490.5	+13%	+14%

HEMOPHILIA	838.3	950.7	1,789.0	N/A	N/A
INHIBITOR THERAPIES	175.2	276.6	451.8	N/A	N/A
Hematology	1,013.5	1,227.3	2,240.8	N/A	N/A

LIALDA/MEZAVANT	714.3	77.8	792.1	+16%	+16%
PENTASA	309.4	—	309.4	+1%	+1%
GATTEX/REVESTIVE	189.6	29.8	219.4	+55%	+55%
NATPARA	85.3	—	85.3	+250%	+250%
Other Internal Medicine	133.4	215.9	349.3	+1%	+2%
Internal Medicine	1,432.0	323.5	1,755.5	+17%	+17%

IMMUNOGLOBULIN THERAPIES	925.4	218.5	1,143.9	N/A	N/A
BIO THERAPEUTICS	172.6	199.6	372.2	N/A	N/A
Immunology	1,098.0	418.1	1,516.1	N/A	N/A

Oncology	103.8	26.7	130.5	N/A	N/A

Ophthalmology	54.4	—	54.4	N/A	N/A

Total product sales	$7,411.4	$3,474.4	$10,885.8	+78%	+79%

Genetic Diseases
Genetic Diseases product sales increased 12% (14% at Non GAAP CER), primarily driven by increased demand for our HAE therapies.

FIRAZYR sales increased 30%, primarily due to an increase in the number of patients on therapy in both the U.S. and international markets. CINRYZE sales increased by 10%, as an increase in the number of patients on therapy was partially offset by reduced utilization as a result of a U.S. supply constraint during the second half of the year. Shire continues to execute on plans to increase CINRYZE production to meet both short-term and long-term patient demand.

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Neuroscience
Neuroscience product sales increased 13% (14% at Non GAAP CER), with growth primarily driven by VYVANSE.

VYVANSE sales increased 17% due to prescription growth in the U.S. adult market which includes ADHD and Binge Eating Disorder (BED), the benefit of price increases taken since 2015 and growth in our international markets.

Hematology
Hematology, acquired with Baxalta in June 2016, reported product sales of $2,241 million. Hematology includes sales of recombinant and plasma-derived hemophilia products (primarily factor VIII and factor IX) and inhibitor therapies. Pro forma 2016 growth in Hematology was approximately 2% (3% at Non GAAP CER).

Internal Medicine
Internal Medicine product sales increased 17% (17% at Non GAAP CER), primarily driven by strong growth from LIALDA/MEZAVANT, GATTEX/REVESTIVE and NATPARA.

LIALDA/MEZAVANT sales increased 16%, primarily due to an increase in prescription demand, resulting in a U.S. market share of 40% at the end of 2016 (compared to 36% in 2015).

GATTEX/REVESTIVE and NATPARA continued to perform well with sales increasing 55% and 250%, respectively, primarily due to an increase in the numbers of patients on therapy.

Immunology
Immunology, acquired with Baxalta in June 2016, reported product sales of $1,516 million. Immunology includes sales of antibody-replacement immunoglobulin and bio therapeutics therapies. Pro forma 2016 growth in Immunology was approximately 8% (9% at Non GAAP CER), at the upper end of the overall market growth trend.

Oncology
Oncology, acquired with Baxalta in June 2016, reported product sales of $131 million. Oncology includes sales of ONCASPAR and ONIVYDE, the latter being approved in the EU on October 18, 2016.

Ophthalmology
Ophthalmology product sales relate to XIIDRA, which was made available to patients on August 29, 2016. XIIDRA contributed $54 million of product sales, primarily due to strong early demand and initial launch stocking.

Baxalta pro forma product sales growth
The following table presents full year 2016 Baxalta pro forma sales, assuming the acquisition occurred on January 1, 2015. Growth rates represent the full year 2016 pro forma sales compared to recast full year 2015 pro forma sales as previously reported by Baxalta following its separation from Baxter International Inc.

(in millions)				Pro forma Year on year growth
Product sales by franchise	U.S. Sales	International Sales	Total Sales	Reported	Non GAAP CER

HEMOPHILIA	$1,388.7	$1,486.1	$2,874.8	+1%	+2%
INHIBITOR THERAPIES	296.2	517.1	813.3	+5%	+7%
Hematology	1,684.9	2,003.2	3,688.1	+2%	+3%

IMMUNOGLOBULIN THERAPIES	1,513.7	376.1	1,889.8	+8%	+9%
BIO THERAPEUTICS	285.2	332.1	617.3	+7%	+10%
Immunology	1,798.9	708.2	2,507.1	+8%	+9%

Oncology	173.8	41.1	214.9	+146%	+147%

Total product sales	$3,657.6	$2,752.5	$6,410.1	+6%	+8%

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2.	Royalties and other revenues

(in millions)		Year on year growth
	Revenue	Reported	Non GAAP CER
SENSIPAR Royalties	$151.5	+32%	+32%
3TC and ZEFFIX Royalties	58.9	+20%	+20%
FOSRENOL Royalties	48.2	+5%	-6%
ADDERALL XR Royalties	32.3	+24%	+24%
Other Royalties and Revenues	219.9	+171%	+169%
Total Royalties and Other Revenues	$510.8	+61%	+59%

Royalties and Other Revenues increased 61%, primarily due to including $99 million of contract manufacturing revenue acquired with Baxalta.

3.	Financial Details

Cost of sales

(in millions)	2016	% of product sales	2015	% of product sales
Cost of sales (US GAAP)	$3,816.5		$969.0
Cost of contract manufacturing revenue	(98.1)		—
Cost of product sales	3,718.4	34%	969.0	16%
Amortization of inventory fair value adjustments	(1,118.0)		(31.1)
Inventory write-down relating to U.S. manufacturing site closure	(18.9)		—
One-time employee related costs	(10.0)		(7.1)
Depreciation	(160.8)		(46.1)
Non GAAP cost of product sales	$2,410.7	22%	$884.7	15%

Cost of product sales as a percentage of product sales increased to 34%, primarily due to the impact of higher amortization of inventory fair value adjustments following the acquisitions of Baxalta and Dyax and, to a lesser extent, the impact of lower margin product franchises acquired with Baxalta.

Non GAAP cost of product sales as a percentage of product sales increased to 22%, primarily due to the impact of lower margin product franchises acquired with Baxalta.

R&D

(in millions)	2016	% of product sales	2015	% of product sales
R&D (US GAAP)	$1,439.8	13%	$1,564.0	26%
Impairment of IPR&D intangible assets	(8.9)		(643.7)
Costs relating to license arrangements	(110.0)		—
One-time employee related costs	—		(14.5)
Depreciation	(34.1)		(21.7)
Non GAAP R&D	$1,286.8	12%	$884.1	14%

R&D decreased by $124 million, or 8%, as 2015 included R&D program impairment charges of $644 million, compared to $9 million in 2016, which more than offset the inclusion of Baxalta and Dyax costs, and costs related to SHP647.

Non GAAP R&D increased by $403 million, or 46%, primarily due to including Baxalta and Dyax costs. Non GAAP R&D expense as a percentage of product sales decreased 2 percentage points in 2016.

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SG&A

(in millions)	2016	% of product sales	2015	% of product sales
SG&A (US GAAP)(1)	$3,015.2	28%	$1,842.5	30%
Legal and litigation costs	(16.3)		(9.5)
One-time employee related costs	(10.0)		(38.5)
Depreciation	(98.0)		(70.7)
Non GAAP SG&A	$2,890.9	27%	$1,723.8	28%

(1)	Reported SG&A for 2015 has been recast to exclude amortization of acquired intangible assets, which is now presented as a separate line item in the Unaudited Consolidated Statements of Operations.

SG&A increased by $1,173 million, or 64%, primarily due to the inclusion of Baxalta related costs and XIIDRA launch and promotional costs.

Non GAAP SG&A increased by $1,167 million, or 68%. Non GAAP SG&A as a percentage of product sales decreased 1 percentage point.

Amortization of acquired intangible assets

Shire recorded amortization of acquired intangible assets of $1,173 million (2015: $499 million). The increase primarily related to amortization on the intangible assets acquired with the Baxalta and Dyax transactions.

Integration and acquisition costs

In 2016, Shire recorded integration and acquisition costs of $884 million, primarily related to the Baxalta and Dyax transactions.

In 2015, Shire recorded net integration and acquisition costs of $40 million, representing acquisition and integration costs of $190 million, primarily related to NPS Pharmaceuticals Inc., ViroPharma, Baxalta and Dyax. These costs were offset by a net credit of $150 million from the change in fair value of contingent consideration liabilities, primarily relating to SHP625 and SHP608.

Reorganization costs

In 2016, Shire recorded reorganization costs of $121 million, primarily related to the planned closure of a facility at the Los Angeles manufacturing site acquired with Baxalta in June 2016.

In 2015, Shire recorded reorganization costs of $98 million, primarily related to the relocation of roles from Pennsylvania to Massachusetts.

Other expense, net

(in millions)	2016	2015
Other expense, net (US GAAP)	$(476.8)	$(33.7)
Amortization of one-time upfront borrowing costs for Baxalta and Dyax	93.6	—
Gain/(loss) on sale of long term investments	6.0	(14.1)
Other non GAAP interest income	—	(1.1)
Non GAAP Other expense, net	$(377.2)	$(48.9)

Other expense, net increased by $443 million, primarily due to higher interest expense and amortization of one-time borrowing costs, including the write-off of certain financing costs related to the bridge facility for the Baxalta transaction. During Q3 2016, the bridge facility was fully repaid with the proceeds from the $12.1 billion public debt offering.

Non GAAP Other expense, net increased by $328 million, primarily due to higher interest expense as noted above.

12

Taxation

(in millions)		Effective tax rate		Effective tax rate
	2016		2015
Income tax benefit/(charge) (US GAAP)	$126.1	(26%)	$(46.1)	3%
Tax effect of adjustments	(766.9)		(378.3)
Non GAAP Income tax charge	$(640.8)	16%	$(424.4)	16%

The effective tax rate on US GAAP income in 2016 was a benefit of 26% (2015: charge of 3%) and on a Non GAAP basis was a charge of 16% (2015: charge of 16%).

The effective tax rate in 2016 on US GAAP income from continuing operations is lower primarily due to the combined impact of the relative quantum of the profit before tax for the period by jurisdiction and the reversal of deferred tax liabilities (including in higher tax territories) from the Baxalta acquisition, inventory and intangible asset amortization, as well as acquisition and integration costs.

Discontinued operations

The loss from discontinued operations in 2016 was $276 million, net of tax benefit of $99 million, primarily due to legal contingencies established in Q2 2016, related to the divested DERMAGRAFT business. The loss in 2015 was $34 million, net of tax, primarily related to a change in estimate for abandoned facilities charges.

13

FINANCIAL INFORMATION

14

Unaudited US GAAP Consolidated Balance Sheets
(in millions, except par value of shares)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$528.8	$135.5
Restricted cash	25.6	86.0
Accounts receivable, net	2,616.5	1,201.2
Inventories	3,562.3	635.4
Prepaid expenses and other current assets	806.3	197.4
Total current assets	7,539.5	2,255.5

Non-current assets:
Investments	191.6	50.8
Property, plant and equipment (PP&E), net	6,469.6	828.1
Goodwill	17,888.2	4,147.8
Other intangible assets, net	34,697.5	9,173.3
Deferred tax asset	96.7	121.0
Other non-current assets	152.3	33.3

Total assets	$67,035.4	$16,609.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,312.4	$2,050.6
Short term borrowings and capital leases	3,068.0	1,512.7
Other current liabilities	362.9	142.8
Total current liabilities	7,743.3	3,706.1

Non-current liabilities:
Long term borrowings and capital leases	19,899.8	82.1
Deferred tax liability	8,322.7	2,205.9
Other non-current liabilities	2,121.6	786.6

Total liabilities	38,087.4	6,780.7

Equity:
Common stock of 5p par value; 1,500 shares authorized; and 912.2 shares issued and outstanding (2015: 1,000 shares authorized; and 601.1 shares issued and outstanding)	81.3	58.9
Additional paid-in capital	24,740.9	4,486.3
Treasury stock: 9.0 shares (2015: 9.7 shares)	(301.9)	(320.6)
Accumulated other comprehensive loss	(1,497.6)	(183.8)
Retained earnings	5,925.3	5,788.3
Total equity	28,948.0	9,829.1

Total liabilities and equity	$67,035.4	$16,609.8

15

Unaudited US GAAP Consolidated Statements of Operations
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015

Revenues:
Product sales	$3,621.0	$1,623.7	$10,885.8	$6,099.9
Royalties & other revenues	185.1	92.0	510.8	316.8
Total revenues	3,806.1	1,715.7	11,396.6	6,416.7

Costs and expenses:
Cost of sales	1,053.6	250.5	3,816.5	969.0
Research and development	416.8	353.2	1,439.8	1,564.0
Selling, general and administrative(1)	989.4	485.9	3,015.2	1,842.5
Amortization of acquired intangible assets	470.9	146.4	1,173.4	498.7
Integration and acquisition costs	145.3	86.6	883.9	39.8
Reorganization costs	5.7	38.3	121.4	97.9
Gain on sale of product rights	(4.3)	(1.7)	(16.5)	(14.7)
Total operating expenses	3,077.4	1,359.2	10,433.7	4,997.2

Operating income from continuing operations	728.7	356.5	962.9	1,419.5

Interest income	6.5	0.8	18.4	4.2
Interest expense	(150.8)	(10.0)	(469.6)	(41.6)
Other (expense)/income, net	(9.4)	(8.2)	(25.6)	3.7
Total other expense, net	(153.7)	(17.4)	(476.8)	(33.7)

Income from continuing operations before income taxes and equity in losses of equity method investees	575.0	339.1	486.1	1,385.8
Income taxes	(92.3)	(55.1)	126.1	(46.1)
Equity in losses of equity method investees, net of taxes	(6.8)	(0.6)	(8.7)	(2.2)
Income from continuing operations, net of taxes	475.9	283.4	603.5	1,337.5

Loss from discontinued operations, net of taxes	(18.6)	(2.8)	(276.1)	(34.1)

Net income	$457.3	$280.6	$327.4	$1,303.4

(1) Reported SG&A for 2015 has been recast to exclude amortization of acquired intangible assets, which is now presented as a separate line item.

16

Unaudited US GAAP Consolidated Statements of Operations (continued)
(in millions, except per share amounts)

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
Earnings/(loss) per Ordinary Share – basic
Earnings from continuing operations	$0.53	$0.48	$0.78	$2.27
Loss from discontinued operations	(0.02)	(0.01)	(0.35)	(0.06)
Earnings per Ordinary Share – basic	$0.51	$0.47	$0.43	$2.21
Earnings per ADS – basic	$1.52	$1.42	$1.28	$6.62

Earnings/(loss) per Ordinary Share – diluted
Earnings from continuing operations	$0.52	$0.48	$0.77	$2.26
Loss from discontinued operations	(0.02)	(0.01)	(0.35)	(0.06)
Earnings per Ordinary Share – diluted	$0.50	$0.47	$0.42	$2.20
Earnings per ADS – diluted	$1.51	$1.42	$1.27	$6.59

Weighted average number of shares:
Basic	902.7	591.2	770.1	590.4
Diluted	911.1	593.3	776.2	593.1

17

Unaudited US GAAP Consolidated Statements of Cash Flows
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$457.3	$280.6	$327.4	$1,303.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	588.5	179.8	1,466.3	637.2
Share based compensation	48.9	29.5	318.5	100.3
Amortization of deferred financing fees	3.8	—	125.5	—
Amortization of inventory fair value step-up	20.7	8.1	1,118.0	31.1
Change in deferred taxes	(47.7)	(19.9)	(594.6)	(198.2)
Change in fair value of contingent consideration	45.9	46.6	11.1	(149.9)
Impairment of intangible assets	—	120.4	8.9	643.7
Impairment of PP&E	3.2	—	92.4	—
Other, net	(3.9)	14.3	31.4	—
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(290.5)	76.7	(701.7)	(211.4)
Increase/(decrease) in sales deduction accrual	180.1	(2.4)	288.3	97.6
Increase in inventory	(27.8)	(41.5)	(255.8)	(63.2)
(Increase)/decrease in prepayments and other assets	(132.0)	16.0	(198.4)	37.2
Increase in accounts payable and other liabilities	306.4	53.6	621.6	109.2
Net cash provided by operating activities	1,152.9	761.8	2,658.9	2,337.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of PP&E and non-current investments	(246.2)	(56.9)	(648.7)	(124.2)
Purchases of businesses, net of cash acquired	—	—	(17,476.2)	(5,553.4)
Proceeds from short-term investments	—	—	—	67.0
Proceeds from disposal of non-current investments	0.3	0.2	0.9	18.7
Movements in restricted cash	(5.5)	16.0	62.8	(32.0)
Proceeds received on sale of product rights	3.1	3.0	10.9	17.5
Other, net	(32.6)	(16.2)	(41.9)	(13.5)
Net cash used in investing activities	(280.9)	(53.9)	(18,092.2)	(5,619.9)

18

Unaudited US GAAP Consolidated Statements of Cash Flows (continued)
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	701.1	110.0	32,443.4	3,760.8
Repayment of revolving line of credit, long term and short term borrowings	(1,771.4)	(624.8)	(16,404.3)	(3,110.9)
Payment of dividend	(41.1)	(24.2)	(171.3)	(134.4)
Debt issuance costs	(1.3)	(20.8)	(172.3)	(24.1)
Contingent consideration payments	(8.0)	(92.4)	(8.0)	(101.2)
Proceeds from exercise of options	30.1	15.8	129.0	16.6
Other, net	15.8	20.5	9.3	32.2
Net cash (used in)/provided by financing activities	(1,074.8)	(615.9)	15,825.8	439.0

Effect of foreign exchange rate changes on cash and cash equivalents	3.0	(1.4)	0.8	(3.0)

Net (decrease)/increase in cash and cash equivalents	(199.8)	90.6	393.3	(2,846.9)
Cash and cash equivalents at beginning of period	728.6	44.9	135.5	2,982.4
Cash and cash equivalents at end of period	$528.8	$135.5	$528.8	$135.5

19

Selected Notes to the Unaudited US GAAP Financial Statements

(1)	Earnings Per Share (EPS)
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
Income from continuing operations	$475.9	$283.4	$603.5	$1,337.5
Loss from discontinued operations	(18.6)	(2.8)	(276.1)	(34.1)
Numerator for EPS	$457.3	$280.6	$327.4	$1,303.4

Weighted average number of shares:
Basic	902.7	591.2	770.1	590.4
Effect of dilutive shares:
Share based awards to employees	8.4	2.1	6.1	2.7
Diluted	911.1	593.3	776.2	593.1

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

Share based awards to employees	4.1	3.9	4.1	3.4

20

Selected Notes to the Unaudited US GAAP Financial Statements

(2) Analysis of revenues
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
Product sales by franchise

CINRYZE	$177.6	$143.3	$680.2	$617.7
ELAPRASE	164.7	147.1	589.0	552.6
FIRAZYR	167.2	125.2	578.5	445.0
REPLAGAL	111.9	115.7	452.4	441.2
VPRIV	86.4	86.2	345.7	342.4
KALBITOR	13.0	—	52.2	—
Genetic Diseases	720.8	617.5	2,698.0	2,398.9

VYVANSE	474.4	453.3	2,013.9	1,722.2
ADDERALL XR	82.7	103.1	363.8	362.8
Other Neuroscience	31.6	33.4	112.8	115.3
Neuroscience	588.7	589.8	2,490.5	2,200.3

HEMOPHILIA	811.0	—	1,789.0	—
INHIBITOR THERAPIES	196.1	—	451.8	—
Hematology	1,007.1	—	2,240.8	—

LIALDA/MEZAVANT	221.8	201.4	792.1	684.4
PENTASA	87.1	73.1	309.4	305.8
GATTEX/REVESTIVE	65.1	46.5	219.4	141.7
NATPARA	26.5	11.6	85.3	24.4
Other Internal Medicine	88.7	83.8	349.3	344.4
Internal Medicine	489.2	416.4	1,755.5	1,500.7

IMMUNOGLOBULIN THERAPIES	533.2	—	1,143.9	—
BIO THERAPEUTICS	186.9	—	372.2	—
Immunology	720.1	—	1,516.1	—

Oncology	54.8	—	130.5	—

Ophthalmology	40.3	—	54.4	—

Total product sales	3,621.0	1,623.7	10,885.8	6,099.9

Royalties and Other Revenues:

SENSIPAR Royalties	39.3	34.5	151.5	114.5
3TC and ZEFFIX Royalties	15.6	19.2	58.9	49.1
FOSRENOL Royalties	13.9	13.7	48.2	46.1
ADDERALL XR Royalties	16.6	3.8	32.3	26.0
Other Royalties and Revenues	99.7	20.8	219.9	81.1
Total Royalties and Other Revenues	185.1	92.0	510.8	316.8

Total Revenues	$3,806.1	$1,715.7	$11,396.6	$6,416.7

21

Non GAAP reconciliations
(in millions)

Reconciliation of US GAAP net income to Non GAAP EBITDA and Non GAAP Operating income:

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
US GAAP Net income	$457.3	$280.6	$327.4	$1,303.4
Add back/(deduct):
Loss from discontinued operations, net of tax	18.6	2.8	276.1	34.1
Equity in losses of equity method investees, net of taxes	6.8	0.6	8.7	2.2
Income taxes	92.3	55.1	(126.1)	46.1
Other expense, net	153.7	17.4	476.8	33.7
US GAAP Operating income from continuing operations	728.7	356.5	962.9	1,419.5
Add back/(deduct) Non GAAP adjustments:
Acquisition and integration activities	166.0	94.7	2,111.9	70.9
Amortization of acquired intangible assets	470.9	146.4	1,173.4	498.7
Depreciation	117.6	33.4	292.9	138.5
Divestments and reorganizations	8.7	36.6	123.8	83.2
Legal and litigation costs	0.2	5.1	16.3	9.5
Impairment of intangible assets	—	120.4	8.9	643.7
Other Non GAAP adjustments	20.0	4.1	20.0	60.1
Non GAAP EBITDA	1,512.1	797.2	4,710.1	2,924.1
Depreciation	(117.6)	(33.4)	(292.9)	(138.5)
Non GAAP Operating income	$1,394.5	$763.8	$4,417.2	$2,785.6

Net income margin(1)	12%	16%	3%	20%
Non GAAP EBITDA margin(2)	38%	43%	39%	43%

(1) Net income as a percentage of total revenues.
(2) Non GAAP EBITDA as a percentage of product sales, excluding royalties and other revenues, and cost of contract manufacturing revenues.

Reconciliation of US GAAP product sales to Non GAAP Gross Margin:

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
US GAAP Product Sales	$3,621.0	$1,623.7	$10,885.8	$6,099.9
(Deduct)/add back:
Cost of sales (US GAAP)	(1,053.6)	(250.5)	(3,816.5)	(969.0)
Cost of contract manufacturing revenue	36.7	—	98.1	—
Amortization of inventory fair value step-up	20.7	8.1	1,118.0	31.1
Inventory write-down relating to U.S. manufacturing site closure	7.3	—	18.9	—
One-time employee related costs	10.0	0.6	10.0	7.1
Depreciation	75.6	11.7	160.8	46.1
Non GAAP Gross Margin	$2,717.7	$1,393.6	$8,475.1	$5,215.2
Non GAAP Gross Margin % (1)	75.1%	85.8%	77.9%	85.5%

(1) Non GAAP Gross Margin as a percentage of product sales.

22

Non GAAP reconciliations
(in millions, except per ADS amounts)

Reconciliation of US GAAP diluted earnings per ADS to Non GAAP diluted earnings per ADS:

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
US GAAP diluted earnings per ADS	$1.51	$1.42	$1.27	$6.59
Amortization and asset impairments	1.55	1.35	4.57	5.78
Acquisition and integration costs	0.55	0.48	8.52	0.36
Divestments, reorganizations and discontinued operations	0.08	0.20	1.95	0.62
Legal and litigation costs	—	0.03	0.06	0.04
Other Non GAAP adjustments	0.07	0.02	0.08	0.30
Tax effect of adjustments above	(0.39)	(0.53)	(3.35)	(2.01)
Non GAAP diluted earnings per ADS	$3.37	$2.97	$13.10	$11.68

Reconciliation of US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$1,152.9	$761.8	$2,658.9	$2,337.0
Tax and interest payments, net	136.2	51.6	715.5	85.2
Up-front payments for in-licensed products	—	—	90.0	—
Non GAAP cash generation	$1,289.1	$813.4	$3,464.4	$2,422.2

Reconciliation of US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months ended December 31,		12 months ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$1,152.9	$761.8	$2,658.9	$2,337.0
Capital expenditure	(246.8)	(52.6)	(646.4)	(114.7)
Up-front payments for in-licensed products	—	—	90.0	—
Non GAAP free cash flow	$906.1	$709.2	$2,102.5	$2,222.3

Non GAAP net debt comprises:

	December 31, 2016	December 31, 2015
Cash and cash equivalents	$528.8	$135.5
Long term borrowings (excluding capital leases)	(19,552.6)	(69.9)
Short term borrowings (excluding capital leases)	(3,061.6)	(1,511.5)
Capital leases and other debt	(353.6)	(13.4)
Non GAAP net debt	$(22,439.0)	$(1,459.3)

23

Non GAAP reconciliations
(in millions, except per ADS amounts)

Reconciliation of full year 2017 US GAAP diluted earnings per ADS Outlook to Non GAAP diluted earnings per ADS Outlook:

	Full Year 2017 Outlook
	Min		Max
US GAAP diluted earnings per ADS	$6.95	—	$7.55
Amortization and asset impairments		5.40
Acquisition and integration costs		4.18
Divestments, reorganizations and discontinued operations		0.06
Legal and litigation costs		0.04
Tax effect of adjustments		(2.03)
Non GAAP diluted earnings per ADS	$14.60	—	$15.20

24

NOTES TO EDITORS

Stephen Williams, Deputy Company Secretary is responsible for arranging the release of this announcement.

Inside Information

This announcement contains inside information.

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

25

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, including without limitation statements concerning future strategy, plans, objectives, expectations and intentions, the anticipated timing of clinical trials and approvals for, and the commercial potential of, inline or pipeline products, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, the following:

•	Shire’s products may not be a commercial success;

•
increased pricing pressures and limits on patient access as a result of governmental regulations and market developments may affect Shire’s future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•
the manufacture of Shire’s products is subject to extensive oversight by various regulatory agencies. Regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to, among other things, significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•	certain of Shire’s therapies involve lengthy and complex processes, which may prevent Shire from timely responding to market forces and effectively managing its production capacity;

•
Shire has a portfolio of products in various stages of research and development. The successful development of these products is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•
the actions of certain customers could affect Shire’s ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely affect Shire’s revenues, financial conditions or results of operations;

•	Shire’s products and product candidates face substantial competition in the product markets in which it operates, including competition from generics;

•
adverse outcomes in legal matters, tax audits and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on the combined company’s revenues, financial condition or results of operations;

•	inability to successfully compete for highly qualified personnel from other companies and organizations;

•
failure to achieve the strategic objectives, including expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all with respect to Shire’s acquisition of NPS Pharmaceuticals Inc., Dyax Corp. or Baxalta Incorporated may adversely affect Shire’s financial condition and results of operations;

•
Shire’s growth strategy depends in part upon its ability to expand its product portfolio through external collaborations, which, if unsuccessful, may adversely affect the development and sale of its products;

•
a slowdown of global economic growth, or economic instability of countries in which Shire does business, as well as changes in foreign currency exchange rates and interest rates, that adversely impact the availability and cost of credit and customer purchasing and payment patterns, including the collectability of customer accounts receivable;

•
failure of a marketed product to work effectively or if such a product is the cause of adverse side effects could result in damage to Shire’s reputation, the withdrawal of the product and legal action against Shire;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•
Shire is dependent on information technology and its systems and infrastructure face certain risks, including from service disruptions, the loss of sensitive or confidential information, cyber-attacks and other security breaches or data leakages that could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•	Shire incurred substantial additional indebtedness to finance the Baxalta acquisition, which may decrease its business flexibility and increase borrowing costs; and

26

a further list and description of risks, uncertainties and other matters can be found in Shire’s most recent Annual Report on Form 10-K and in Shire’s subsequent Quarterly Reports on Form 10-Q, in each case including those risks outlined in “ITEM 1A: Risk Factors”, and in subsequent reports on Form 8-K and other Securities and Exchange Commission filings, all of which are available on Shire’s website.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

27

NON GAAP MEASURES

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and (losses/earnings) of equity method investees (effective tax rate on Non GAAP income); Non GAAP CER; Non GAAP cost of product sales; Non GAAP gross margin; Non GAAP R&D; Non GAAP SG&A; Non GAAP other expense; Non GAAP cash generation; Non GAAP free cash flow, Non GAAP net debt, Non GAAP EBITDA and Non GAAP EBITDA margin (excluding royalties and other revenues and cost of sales related to contract manufacturing revenues).

The Non GAAP measures exclude the impact of certain specified items that are highly variable, difficult to predict, and of a size that may substantially impact Shire’s operations. Upfront and milestone payments related to in-licensing and acquired products that have been expensed as R&D are also excluded as specified items as they are generally uncertain and often result in a different payment and expense recognition pattern than ongoing internal R&D activities. Intangible asset amortization has been excluded from certain measures to facilitate an evaluation of current and past operating performance, particularly in terms of cash returns, and is similar to how management internally assesses performance. The Non GAAP financial measures are presented in this press release as Shire’s management believes that they will provide investors with an additional analysis of Shire’s results of operations, particularly in evaluating performance from one period to another.

Shire’s management uses Non GAAP financial measures to make operating decisions as they facilitate additional internal comparisons of Shire’s performance to historical results and to competitor’s results, and provides them to investors as a supplement to Shire’s reported results to provide additional insight into Shire’s operating performance. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive directors.

The Non GAAP financial measures used by Shire may be calculated different from, and therefore may not be comparable to, similarly titled measures used by other companies - refer to the section “Non GAAP Financial Measure Descriptions” below for additional information. In addition, these Non GAAP financial measures should not be considered in isolation as a substitute for, or as superior to, financial measures calculated in accordance with US GAAP, and Shire’s financial results calculated in accordance with US GAAP and reconciliations to those financial statements should be carefully evaluated.

Non GAAP Financial Measure Descriptions

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings and from our Non GAAP outlook:

Amortization and asset impairments:
•Intangible asset amortization and impairment charges; and
•Other than temporary impairment of investments.

Acquisitions and integration activities:
•Up-front payments and milestones in respect of in-licensed and acquired products;
•Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;
•Costs associated with the integration of companies; and
•Noncontrolling interests in consolidated variable interest entities.

Divestments, reorganizations and discontinued operations:
•Gains and losses on the sale of non-core assets;
•Costs associated with restructuring and reorganization activities;
•Termination costs; and
•Income/(losses) from discontinued operations.

Legal and litigation costs:
•Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

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Additionally, in any given period Shire may have significant, unusual or non-recurring gains or losses which it may exclude from its Non GAAP earnings for that period. When applicable, these items would be fully disclosed and incorporated into the required reconciliations from US GAAP to Non GAAP measures.

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for presentational purposes.

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

Non GAAP net debt represents cash and cash equivalents less short and long term borrowings, capital leases and other debt.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 22 to 24.

Non GAAP CER growth is computed by restating 2016 results using average 2015 foreign exchange rates for the relevant period.

Average exchange rates used by Shire for the three months ended December 31, 2016 were $1.26:£1.00 and $1.09:€1.00 (2015: $1.52:£1.00 and $1.09:€1.00). Average exchange rates used by Shire for the twelve months ended December 31, 2016 were $1.36:£1.00 and $1.11:€1.00 (2015: $1.53:£1.00 and $1.11:€1.00).

TRADEMARKS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are owned by us or licensed by us. We also own or have the rights to copyrights that protect the content of our solutions. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this press release are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights. In addition, this press release may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name.

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